                                                                    Exhibit 10.3

                              FREEI NETWORKS, INC.

                            SUMMARY PLAN DESCRIPTION
                                       FOR
                        FREEI NETWORKS, INC. 401(k) PLAN

                                TABLE OF CONTENTS

                                        I
                            INTRODUCTION TO YOUR PLAN

                                       II
                       GENERAL INFORMATION ABOUT YOUR PLAN

1.   General Plan Information ................................................1
2.   Employer Information ....................................................2
3.   Plan Administrator Information ..........................................2
4.   Plan Trustee Information ................................................3
5.   Service of Legal Process ................................................3

                                       III
                           PARTICIPATION IN YOUR PLAN

1.   Eligibility Requirements. ...............................................3
2.   Participation Requirements ..............................................4

                                       IV
                           CONTRIBUTIONS TO YOUR PLAN

1.   Employer Contributions to the Plan ......................................4
2.   Participant Salary Reduction Election....................................5
3.   Your Share of Employer Contributions.....................................6
4.   Compensation.............................................................7
5.   Forfeitures..............................................................7
5.   Transfers From Qualified Plans (Rollovers)...............................7
7.   Directed Investments ....................................................8

                                        V
                            BENEFITS UNDER YOUR PLAN

1.   Distribution of Benefits Upon Normal Retirement..........................8
2.   Distribution of Benefits Upon Late Retirement ...........................8
3.   Distribution of Benefits Upon Death......................................8
4.   Distribution of Benefits Upon Disability.................................9
5.   Distribution of Benefits Upon Termination of Employment..................9
6.   Vesting in Your Plan.....................................................10

7.   Benefit Payment Options .................................................10
8.   Hardship Distribution of Benefits........................................11
9.   Treatment of Distributions From Your Plan................................12
10.  Domestic Relations Order.................................................12
11.  Pension Benefit Guaranty Corporation.....................................13

                                       VI
                              YEAR OF SERVICE RULES

1.   Year of Service and Hour of Service .....................................13
2.   1-Year Break in Service .................................................14

                                       VII
                           YOUR PLAN'S TOP HEAVY RULES

1.   Explanation of Top Heavy Rules ..........................................15

                                      VIII
                                      LOANS

1.   Loan Requirements........................................................15

                                       IX
                    CLAIMS BY PARTICIPANTS AND BENEFICIARIES

1.   The Claims Review Procedure..............................................17

                                        X
                            STATEMENT OF ERISA RIGHTS

1.   Explanation of Your ERISA Rights.........................................18

                                       XI
                     AMENDMENT AND TERMINATION OF YOUR PLAN

1.   Amendment................................................................19
2.   Termination..............................................................19

                        FREEI NETWORKS, INC. 401(K) PLAN

                            SUMMARY PLAN DESCRIPTION

                                        I
                            INTRODUCTION TO YOUR PLAN

       Freei Networks, Inc. wishes to recognize the efforts its employees have made to its success and to reward them by adopting a 401(k) Profit Sharing Plan and Trust. This 401(k) Profit Sharing Plan and Trust will be for the exclusive benefit of eligible employees and their beneficiaries.

       Your Plan is a "salary reduction plan." It is also called a "401(k) plan." Under this type of plan, you may choose to reduce your compensation and have these amounts contributed to this Plan on your behalf.

       The purpose of this Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits.

       Between now and your retirement, your Employer intends to make contributions for you and other eligible employees. When you retire, you will be eligible to receive the value of the amounts which have accumulated in your account.

       This Summary Plan Description is a brief description of your Plan and your rights, obligations, and benefits under that Plan. Some of the statements made in this Summary Plan Description are dependent upon this Plan being "qualified" under the provisions of the Internal Revenue Code. This Summary Plan Description is not meant to interpret, extend, or change the provisions of your Plan in any way. The provisions of your Plan may only be determined accurately by reading the actual Plan document, including the Adoption Agreement.

       A copy of your Plan and the Adoption Agreement are on file at your Employer's office and may be read by you, your beneficiaries, or your legal representatives at any reasonable time. If you have any questions regarding either your Plan, the Adoption Agreement or this Summary Plan Description, you should ask your Plan's Administrator. In the event of any discrepancy between this Summary Plan Description and the actual provisions of the Plan, the Plan will govern.

                                       II
                       GENERAL INFORMATION ABOUT YOUR PLAN

       There is certain general information which you may need to know about your Plan. This information has been summarized for you in this Section.

1.     General Plan Information

       Freei Networks, Inc. 401(k) Plan Is the name of your Plan.

       Your Employer has assigned Plan Number 001 to your Plan.

       The provisions of your Plan become effective on February 1, 1999, which is called the Effective Date of the Plan.

       Your Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January I and ends on December 31, except that the Plan Year beginning on February 1, 1999 is a short Plan Year ending on December 31, 1999.

       Certain valuations and distributions are made on the Anniversary Date of your Plan. This date is December 31.

       The contributions made to your Plan will be held and invested by the Trustee of your Plan.

       Your Plan and Trust will be governed by the laws of the State of Washington.

2.     Employer Information

       Your Employer's name, address and identification number are:

       Freei Networks, Inc.
       909 South 336th Street, Suite 201
       Federal Way, Washington 98003
       91-1930473

       Your Plan allows other employers to adopt its provisions. You or your beneficiaries may examine or obtain a complete list of employers, if any, who have adopted your Plan by making a written request to the Administrator.

3.     Plan Administrator Information

       The name, address and business telephone number of your Plan's Administrator are:

       Freei Networks, Inc.
       909 South 336th Street, Suite 201
       Federal Way, Washington 98003
       (253) 796-6501

       Your Plan's Administrator keeps the records for the Plan and is responsible for the administration of the Plan. The Administrator has discretionary authority to construe the terms of the Plan and make determinations on questions which may affect your eligibility for benefits. Your Plan's Administrator will also answer any questions you may have about your Plan.

4.     Plan Trustee Information

       The names of your Plan's Trustees are:

       Robert McCausland
       Donna Hyder

       The Trustees will collectively be referred to as Trustee throughout this Summary Plan Description.

       The principal place of business of your Plan's Trustee is:

       909 South 336th Street, Suite 201
       Federal Way, Washington 98003

       Your Plan's Trustee has been designated to hold and invest Plan assets for the benefit of you and other Plan participants. The trust fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

5.     Service of Legal Process

       The name and address of your Plan's agent for service of legal process are:

       Freei Networks, Inc.
       909 South 336th Street, Suite 201
       Federal Way, Washington 98003

       Service of legal process may also be made upon the Trustee or Administrator.

                                       III
                           PARTICIPATION IN YOUR PLAN

       Before you become a member or a "participant" in the Plan, there are certain eligibility and participation rules which you must meet. These rules are explained in this Section.

1.     Eligibility Requirements

       You will participate in the Plan at, of the Effective Date of the Plan which is February 1 1999 if you were employed on such date, Otherwise, you will be eligible to participate in the Plan if you have completed three months and have attained age 21.

       You should review the Article In this Summary entitled "YEAR OF SERVICE RULES" for a, further explanation of these eligibility requirements.

2.     Participation Requirements

       Once you have satisfied your Plan's eligibility requirements, your next step will be to actually become a member or a "participant" in the Plan. You will become a participant on a specified day of the Plan Year. This day is called the Effective Date of Participation.

       Your effective Date of Participation is the First of each Calendar Quarter, provided you satisfy the eligibility requirements.

                                       IV
                           CONTRIBUTIONS TO YOUR PLAN

1.     Employer Contributions to the Plan

       Each year, your Employer will contribute to your Plan the following amounts:

              (a) The total amount of the salary reduction you elected to defer. (See the Section in this Article entitled "Participant Salary Reduction Election.")

              (b) A discretionary matching contribution equal to a percentage of the amount of the salary reduction you elected to defer, which percentage will be determined each year by the Employer.

       However, in applying this matching percentage, only salary reductions up to 6% of your compensation will be considered.

              For a participant to qualify for a matching contribution, the following conditions apply:

              - If you are actively employed on the last day of the Plan Year, you will share regardless of the number of Hours of Service credited during the Plan Year.

              - If you terminate employment (not actively employed on the last day of the Plan Year), you will receive a matching contribution regardless of the number of Hours of Service credited for the Plan Year.

                     - You will share in the matching contribution for the year regardless of the number of Hours of Service credited in the year of your death, disability or retirement.

              (c) On behalf of each participant, a special discretionary contribution equal to a percentage of your compensation. This contribution is not required, but if such a contribution is made the percentage contributed will be determined each year by the, Employer.

              (d) A discretionary amount in addition to the special contribution, which amount, if any, will be determined each year by your Employer.

       For a participant to qualify for the discretionary and special contributions, the following conditions apply:

              - If you are actively employed on the last day of the Plan Year, you will share regardless of the number of Hours of Service credited during the Plan Year.

              - If you terminate employment (not actively employed on the last day of the Plan Year), you must be credited with more than 500 Hours of Service.

              - You will share for the year regardless of the number of Hours of Service credited in the year of your death, disability or retirement.

2.     Participant Salary Reduction Election

       As a participant, you may elect to defer up to 18% of your compensation each year instead of receiving that amount in cash. However, your total deferrals in any taxable year may not exceed a dollar limit which is set by law. The limit for 1999 is $10,000. This limit will be increased in future years for cost of living changes.

       You may elect to defer your salary as of January 1, April 1, July 1, October 1. Such election will become effective as soon as administratively feasible. Your election will remain in effect until you modify or terminate it. You may modify your election as of January 1, April 1, July 1, October 1 of any year. The modification will become effective as soon as administratively feasible.

       The amount you elect to defer, and any earnings on that amount, will not be subject to income tax until it is actually distributed to you. This money will, however, be subject to Social Security taxes at all times.

       You should also be aware that the annual dollar limit is an aggregate limit which applies to all deferrals you may make under this plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the Plan.

       You must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from this Plan, you should communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. The Administrator may then return the excess deferral and any earnings to you by April 15th.

       In the event you receive a hardship distribution from your deferrals to this Plan or any other plan maintained by your Employer, you will not be allowed to make additional salary reductions for a period of twelve (12) months after you receive the distribution, Furthermore, the dollar limitation set by law with respect to your taxable year following the year in which you received the distribution will be reduced by your salary reductions, If any, for the taxable year of the distribution.

       You will always be 100% vested in the amount you deferred. This means that you will always be entitled to all of the deferred amount. This money will, however, be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase, Of course, if there was a loss, the balance in your account would decrease.

       Distributions from your deferred account are not permitted before age 59 1/2 EXCEPT in the event of:

              (a)    death;

              (b)    disability;

              (c)    termination of employment; or

              (d) reasons of proven financial hardship (See the Section in Article V entitled "Hardship Distribution of Benefits").

       In addition, if you are a highly compensated employee (generally owners, officers or individuals receiving wages in excess of certain amounts established by law), a distribution from your deferred account of certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

3.     Your Share of Employer Contributions

       Your Employer will allocate the amount you elect to defer to an account maintained on your behalf.

       If you are eligible, your Employer will also allocate the matching contribution and the special contribution made to the Plan on your behalf. (See the Section in this Article entitled "Employer Contributions to the Plan.")

       Your Employees discretionary contribution will be "allocated" or divided among participants eligible to share in the contribution for the Plan Year. Your share of the contribution will depend upon how much compensation you received during the year and the compensation received by other eligible participants.

       Your share of your Employer's discretionary contribution is determined by the following fraction:

                                                      Your Compensation
                      Employer's           X
              Discretionary Contribution      ---------------------------------
                                                   Total Compensation of All
                                                   Participants Eligible to
                                                             Share

       For example:

       Suppose the Employer's discretionary contribution for the Plan Year is $20,000. Employee A's compensation for the Plan Year is $25,000. The total compensation of all participants eligible to share, including Employee A, is $250,000. Employee A's share will be:

                         $20,000     X     $25,000    or   $2,000
                                        ------------
                                          $250,000

       In addition to the Employer's contributions made to your account, your account, will be credited annually with a share of the investment earnings or losses of the trust fund.

       You should also be aware that the law imposes certain limits on how much money may be allocated to your account for a year. These limits are extremely complex, but generally no more than the lesser of $30,000 or 25% of your compensation may be allocated to you (excluding earnings) in any year. The Administrator will inform you if these limits have affected you.

4.     Compensation

       For the purposes of your Plan, compensation has a special meaning. Compensation is defined as your total salary, wages and other amounts which are includible in your income for purposes of income taxes that is paid during the Plan Year.

       In addition, salary reduction contributions to any cafeteria plan, tax sheltered annuity, SEP or 401(k) plan will be included as compensation for Plan purposes.

       For the first year of your participation in the Plan, your compensation will be recognized for benefit purposes for the entire Plan Year.

       For the Plan Year beginning in 1997 and for Plan Years thereafter, the Plan, by law, cannot recognize compensation in excess of $160,000. This amount will be adjusted in future years for cost of living increases. It will also be applied to certain highly compensated employees and their family members as if they were a single participant. If you or a member of your family may be affected by this rule, ask your Administrator for further details.

5.     Forfeitures

       Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the Plan, Your account may grow from the forfeitures of other participants. Forfeitures will be "allocated" or divided among participants eligible to share for a Plan Year. However, a portion of forfeited amounts will be used to reduce your Employers contributions to the Plan.

6.     Transfers From Qualified Plans (Rollovers)

       At the discretion of the Administrator, you may be permitted to deposit into your Plan distributions you have received from other plans. Such a deposit Is called a "rollover" and may result in tax savings to you. You should consult qualified counsel to determine if a rollover is in your best interest.

       Your rollover will be placed in a separate account called a "participant's rollover account." The Administrator may establish rules for investment.

       You will always be 100% vested in your "rollover account." This means that you will always be entitled to all of your rollover contributions. Rollover contributions will be affected by any investment gains or losses, If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there was a loss from an investment, the balance in your account would decrease.

7.     Directed Investments

       The Administrator may establish rules for investment of your account balance. If the Administrator approves, you may direct the investment of your account balance.

                                        V
                            BENEFITS UNDER YOUR PLAN

1.     Distribution of Benefits Upon Normal Retirement

       Your Normal Retirement Date is the first day of the month coinciding with or next following your 65th birthday (Normal Retirement Age).

       At your Normal Retirement Age, you will be entitled to 100% of your account balance. Payment of your benefits will begin as soon as practicable following your Normal Retirement Date.

2.     Distribution of Benefits Upon Late Retirement

       You may remain employed past your Plan's Normal Retirement Date and retire instead on your Late Retirement Date. Your Late Retirement Date is the first day of the month coinciding With or next following the date you choose to retire after first having reached your Normal Retirement Date, On your Late Retirement Date, you will be entitled to 100% of your account balance. Actual benefit payments will begin as soon as practicable following your Late Retirement Date.

3.     Distribution of Benefits Upon Death

       Your beneficiary will be entitled to a single lump-sum distribution of 100% of your account balance upon your death.

       If you are married at the time of your death, your spouse will be the beneficiary of the death benefit, unless you otherwise elect in writing on a form to be furnished to you by the Administrator. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, HOWEVER, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT YOUR SPOUSE'S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE AND ACKNOWLEDGE THE SPECIFIC NONSPOUSE BENEFICIARY.

       If, however,

              (a) your spouse has validly waived any right to the death benefit in the manner outlined above,

              (b)    your spouse cannot be located, or

              (c)    you are not married at the time of your death,

then your death benefit will be paid to the beneficiary of your own choosing in a single lump sum. You may designate the beneficiary on a form to be supplied to you by the Administrator. If you change your designation, your spouse must again consent to the change.

       Regardless of the method of distribution selected, your entire death benefit must generally be paid to your beneficiaries within five years after your death (the "5-year rule"). However, if your designated beneficiary is a person (instead of your estate or most trusts), then you or your beneficiary may elect to have minimum distributions begin within one year of your death and it may be paid over the designated beneficiary's life expectancy (the "1-year rule"). If your spouse is the beneficiary, then under the "1-year rule" the start of payments may be delayed until the year in which you would have attained age 70 1/2, The election to have death benefits distributed under the "1 -year rule" instead of the "5-year rule" must be made no later than the time at which minimum distributions must commence under the "l-year rule" (or, in the case of a surviving spouse, the "5-year rule," if earlier).

       Since your spouse participates in these elections and has certain rights in the death benefit, you should immediately report any change in your marital status to the Administrator.

4.     Distribution of Benefits Upon Disability

       Under your Plan, disability is defined as a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders you incapable of continuing any gainful occupation with your Employer. Your disability will be determined by a licensed physician chosen by the Administrator. However, if your condition constitutes total disability under the federal Social Security Act, then the Administrator may deem that you are disabled for purposes of the Plan.

       If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired. (See the Section in this Article entitled "Benefit Payment Options.")

5.     Distribution of Benefits Upon Termination of Employment

       Your Plan is designed to encourage you to stay with your Employer until retirement. Payment of your account balance under your Plan is generally only available upon your death, disability or retirement.

       If your employment terminates for reasons other than those listed above, you will, be entitled to receive only your "vested percentage" of your account balance and the remainder of your account will be forfeited. Only contributions made by your Employer are subject to forfeiture. (See the Section in this Article entitled "Vesting in Your Plan.")

       If you so elect, the Administrator will direct the Trustee to distribute your vested benefit to you before the date it would normally be distributed (upon your death, disability or retirement). If your vested benefit under the Plan at the time of any prior distribution exceeded $3,500 or currently exceeds $3,500, you must give written consent before the distribution may be made. Amounts of $3,500 or less will be distributed without the need for consent.

       Under the Plan's administrative procedures, if the value of your vested account is zero, any non-vested account balance will be forfeited immediately.

6.     Vesting in Your Plan

       Your "vested percentage" in your account is determined under the following schedule and is based on vesting Years of Service. You will always, however, be 100% vested upon your Normal Retirement Age. (See the Section in this Article entitled "Distribution of Benefits Upon Normal Retirement.")


                                Vesting Schedule
              Years of Service                         Percentage

                      2                                    20%
                      3                                    40%
                      4                                    60%
                      5                                    80%
                      6                                   100%


       Regardless of this vesting schedule, you are always 100% vested in your salary reduction amounts contributed to the Plan.

       Additionally, you are always 100% vested in your Employer's special contributions made to the Plan.

7.     Benefit Payment Options

       At the time you are entitled to receive a distribution under the Plan, the Administrator will direct the distribution of your benefits to you in one lump-sum cash payment.

       GENERALLY, WHENEVER A DISTRIBUTION IS TO BE MADE TO YOU ON OR BEFORE
AN ANNIVERSARY DATE, IT MAY BE POSTPONED BY THE PLAN FOR A PERIOD OF UP TO 180 DAYS, FOR ADMINISTRATIVE CONVENIENCE. HOWEVER, UNLESS YOU ELECT IN WRITING TO DEFER THE RECEIPT OF BENEFITS, NO DISTRIBUTION MAY BEGIN LATER THAN THE 60TH DAY AFTER THE CLOSE OF THE PLAN YEAR IN WHICH THE LATEST OF THE FOLLOWING EVENTS OCCURS;

              (a) the date on which you reach the age of 65 or your Normal Retirement Age;

              (b) the 10th anniversary of the year in which you became a participant in the Plan;

              (c)    the date you terminated employment with your Employer.

       Regardless of whether you elect to delay the receipt of benefits, there are other rules which generally require minimum payments to begin no later than the April 1st following the year in which you reach age 70 1/2. You should see the Administrator if you feel you may be affected by this rule.

8.     Hardship Distribution of Benefits

       The Administrator may direct the Trustee to distribute up to 100% of your account balance in the event of immediate and heavy financial need. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at normal retirement.

       Withdrawal will be authorized only if the distribution is to be used for one of the following purposes:

              (a) The payment of medical expenses (described in Section 213(d) of the Internal Revenue Code) previously incurred by you or your dependent or necessary for you or your dependent to obtain medical care;

              (b) The costs directly related to the purchase of your principal residence (excluding mortgage payments);

              (c) The payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for yourself, your spouse or dependent;

              (d) The payment necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

       There are restrictions placed on hardship distributions which are made from certain accounts. These accounts are generally the accounts which receive your salary reduction contributions and other Employer contributions which are used to satisfy special rules that apply to 401(k) plans. Any hardship distribution from these accounts will be limited to your salary reduction contributions. Ask your Administrator if you need further details.

       In addition, a distribution will be made from these accounts only if you certify and agree that all of the following conditions are satisfied:

              (a) The distribution is not in excess of the amount of your immediate and heavy financial need;

              (b) You have obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by your Employer;

              (c) That your elective contributions and employee contributions will be suspended for at least twelve (12) months after your receipt of the hardship distribution; and

              (d) That you will not make elective contributions for your taxable year immediately following the taxable year of the hardship distribution, except to the extent permitted by the Plan.

9.     Treatment of Distributions From Your Plan

       Whenever you receive a distribution from your Plan, it will normally be subject to income taxes. You may, however, reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

              (a) The rollover of all or a portion of the distribution to an Individual Retirement Account (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to roll over all or a portion of your distribution amount, the direct transfer option described in paragraph (b) below would be the better choice.

              (b) You may request that a direct transfer of all or a portion of your distribution amount be made to either an Individual Retirement Account (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

              (c) The election of favorable income tax treatment under "10-year forward averaging," "5-year forward averaging" or, if you qualify, "capital gains" method of taxation.

       WHENEVER YOU RECEIVE A DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER, THE RULES WHICH DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VE RY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

10.    Domestic Relations Order

       As a general rule, your interest in your account, including your "vested interest," may not be alienated. This means that your interest may not be sold, used as collateral for a loan, given away or otherwise transferred. In addition, your creditors may not attach, garnish or otherwise interfere with your account.

       There is an exception, however, to this general rule. The Administrator may be required by law to recognize obligations you incur as a result of court ordered child support or alimony payments. The Administrator must honor a "qualified domestic relations order." A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child or other dependent. If a qualified domestic relations order is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received.

11.    Pension Benefit Guaranty Corporation

       Benefits provided by your Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to your Plan.

                                       VI
                              YEAR OF SERVICE RULES

1.     Year of Service and Hour of Service

       The term "Year of Service" is used throughout this Summary Plan Description and throughout your Plan. A Year of Service for eligibility purposes is defined as follows:

       You will have completed a Year of Service if, at the end of your first twelve consecutive months of employment with your Employer, you have been credited with 1000 Hours of Service.

       You will have completed a Year of Service for vesting purposes if you are credited with 1000 Hours of Service during a Plan Year, even if you were not employed on the first or last day of the Plan Year.

       An "Hour of Service" has a special meaning for Plan purposes. You will be credited with an Hour of Service for:

              (a) each hour for which you are directly or indirectly compensated by your Employer for the performance of duties during the Plan Year;

              (b) each hour for which you are directly or indirectly compensated by your Employer for reasons other then performance of duties (such as vacation, holidays, sickness, disability, lay-off, military duty, jury duty or leave of absence during the Plan Year); and

              (c) each hour for back pay awarded or agreed to by your Employer.

       You will not be credited for the same Hours of Service both under (a) or
(b), as the case may be, and under (c).

2.     1-Year Break in Service

       A 1-Year Break in Service is a computation period during which you have not completed more than 500 Hours of Service with your Employer.

       A 1-Year Break in Service does NOT occur, however, in the computation period in which you enter or leave the Plan for reasons of:

              (a)    an authorized leave of absence;

              (b)    certain maternity or paternity absences.

       The Administrator will be required to credit you with Hours of Service for a maternity or paternity absence. These are absences taken on account of pregnancy, birth, or adoption of your child. No more than 501 Hours of Service will be credited for this purpose and these Hours of Service will be credited solely to avoid your incurring a 1-Year Break in Service. The Administrator may require you to furnish proof that your absence qualifies as a maternity or paternity absence.

       These break in service rules may be illustrated by the following examples:

       Employee A works 300 hours in a Plan Year. At the end of the Plan Year, Employee A will have a 1-Year Break in Service because she has worked less than 501 hours in a Plan Year. Employee B works 300 hours in a Plan Year and takes an authorized leave of absence for which he is credited with an additional 250 hours. Employee B will NOT have a 1-Year Break in Service because he is credited with more than 500 hours in a Plan Year.

       If you are reemployed after a 1-Year Break in Service and were vested in any portion of your account derived from Employer contributions, you will receive credit for all Years of Service credited to you before your 1-Year Break in Service.

       If you do not have a "vested Interest" in the Employer contributions allocated to your account when you terminate your employment, you will lose credit for your pre-break Years of Service when your consecutive 1-Year Breaks in Service equal or exceed the greater of 5 years, or your pre-break Years of Service, For example:

       Employee B terminated employment on January 1, 2000 with 2 Years of Service, Employee B was not vested at the time of his termination of employment. Employee B returns to work on January 1, 2003. Employee B will be credited with his 2 pre-break Years of Service because his period of termination (3 years) did not exceed 5 years.

                                       VII
                           YOUR PLAN'S TOP HEAVY RULES

1.     Explanation of Top Heavy Rules

       A 401(k) Profit Sharing Plan that primarily benefits "key employees" is called a "top heavy plan." Key employees are certain owners or officers of your Employer. A Plan is a "top heavy plan" when more than 60% of the contributions or benefits have been allocated to key employees.

       Each year, the Administrator is responsible for determining whether your Plan is a "top heavy plan."

       If your Plan becomes top heavy in any Plan Year, then non-key employees will be entitled to certain "top heavy minimum benefits," and other special rules will apply. Among these top heavy rules are the following:

              (a) Your Employer may be required to make a contribution equal to 3% of your compensation to your account;

              (b) If you are a participant in more than one Plan, you may not be entitled to minimum benefits under both Plans.

                                      VIII
                                      LOANS

       You may apply to the Administrator for a loan from the Plan. Your application must be in writing on forms which the Administrator will provide to you. The Administrator may also request that you provide additional information, such as financial statements, tax returns and credit reports. After considering your application, the Administrator may, in its discretion, determine that you qualify for the loan. The Administrator will inform the Trustee that you qualify. The Trustee may then review the Administrator's determination and make a loan to you if it is a prudent investment for the Plan.

1.     Loan Requirements

       There are various rules and requirements that apply for any loan. These rules are outlined in this Section. In addition, your Employer has established a written loan program which explains these requirements in more detail. You can request a copy of the loan program from the Administrator. Generally, the rules for loans include the following:

              (a) Loans must be made available to all participants and their beneficiaries on a uniform and non-discriminatory basis.

              (b) All loans must be adequately secured. You may use up to one-half (1/2) of your vested account balance under the Plan as security for the loan. If more security is required, your principal residence may be used, if permitted by State law. The Plan may also require that repayments on the loan obligation be by payroll deduction.

              (c) All loans must bear a reasonable rate of interest. The interest rate must be one a bank or other professional lender would charge for making a loan in a similar circumstance.

              (d) All loans must have a definite repayment period which provides for payments to be made not less frequently than quarterly, and for the loan to be amortized on a level basis over a reasonable period of time, not to exceed five (5) years. However, if you use the loan to acquire your principal residence, you may repay the loan over a reasonable period of time that may be longer than five (5) years.

              (e) The amount the Plan may loan to you is limited by rules under the internal Revenue Code. All loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

              (1) $50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one-year period prior to the date of the loan over your current outstanding balance of loans; or

              (2)    1/2 of your vested account balance.

              Also, no loan in an amount less than $1,000 will be made.

              (f) If you fail to make payments when they are due under the loan, you will be considered to be "in default." The Trustee would then have authority to take all reasonable actions to collect the balance owing on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan, and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

              (g) Loans will not be made to any "shareholder-employees" unless exemptions for such loans are obtained from the Department of Labor. A shareholder-employee is a participant who owns more than 5% of your Employer's outstanding capital stock during any year in which your Employer elects to be taxed as a small business corporation.

                                       IX
                    CLAIMS BY PARTICIPANTS AND BENEFICIARIES

       Benefits will be paid to participants and their beneficiaries without the necessity of formal claims. You or your beneficiaries, however, may make a request for any Plan benefits to which you may be entitled. Any such request must be made in writing, and it should be made to the Administrator. (See the Article in this Summary entitled "GENERAL INFORMATION ABOUT YOUR PLAN.")

       Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review, If your claim is wholly or partially denied, the Administrator will furnish you with a written notice of this denial. This written notice must be provided to you within a reasonable period of time (generally 90 days) after the receipt of your claim by the Administrator. The written notice must contain the following information:

              (a)    the specific reason or reasons for the denial;

              (b) specific reference to those Plan provisions on which the denial is based;

              (c) a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and

              (d) appropriate information as to the steps to be taken if you or your beneficiary wishes to submit your claim for review.

       If notice of the denial of a claim is not furnished to you in accordance with the above within a reasonable period of time, your claim will be deemed denied. You will then be permitted to proceed to the review stage described in the following paragraphs.

       If your claim has been denied, and you wish to submit your claim for review, you must follow the Claims Review Procedure.

1.     The Claims Review Procedure

              (a) Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

              (b) YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS OR, IF NO WRITTEN DENIAL OF YOUR CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF YOUR CLAIM.

              (c) You may review all pertinent documents relating to the denial of your claim and submit any issues and comments, in writing, to the Administrator.

              (d) Your claim for review must be given a full and fair review. If your claim is denied, the Administrator must provide you with written notice of this denial within 60 days after the Administrator's receipt of your written claim for review. There may be times when this 60-day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to you in writing within the 60-day period. If there is an extension, a decision will be made as soon as possible, but not later than 120 days after receipt by the Administrator of your claim for review.

              (e) The Administrator's decision on your claim for review will be communicated to you in writing and will include specific references to the pertinent Plan provisions on which the derision was based.

              (f) If the Administrator's decision on review is not furnished to you within the time limitations described above, your claim will be deemed denied on review.

              (g) If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed. If you have any questions regarding the proper person or entity to address claims, you should ask the Administrator.

                                        X
                            STATEMENT OF ERISA RIGHTS

1.     Explanation of Your ERISA Rights

       As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, also called ERISA. ERISA provides that all Plan participants are entitled to:

              (a)    examine, without charge, all Plan documents, including:

              (1)    insurance contracts;

              (2)    collective bargaining agreements; and

              (3) copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

                     This examination may take place at the Administrators office and at other specified employment locations of the Employer (See the Article in this Summary entitled "GENERAL INFORMATION ABOUT YOUR PLAN");

              (b) obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

              (c) receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report;

              (d) obtain a statement jelling you whether you have a right to receive a retirement benefit at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many years you have to work to get a right to a retirement benefit. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE A YEAR. The Plan must provide the statement free of charge.

       In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your

Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

       If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim. (See the Article in this Summary entitled "CLAIMS BY PARTICIPANTS AND BENEFICIARIES.")

       Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

       If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

       If the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

       If you have any questions about this statement, or about your rights under ERISA, you should contact the nearest Regional Office of the U.S. Department of Labor's Pension and Welfare Benefits Administration.

                                       XI
                     AMENDMENT AND TERMINATION OF YOUR PLAN

1.     Amendment

       Your Employer has the right to amend your Plan at any time. In no event, however, will any amendment:

              (a) authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries; or

              (b)    cause any reduction in the amount credited to your account;
       or

              (c) cause any part of your Plan assets to revert to the Employer.

2.     Termination

       Your Employer has the right to terminate the Plan at any time. Upon termination, all amounts credited to your accounts will become 100% vested.